Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Guidewire Software, Inc:

We consent to the incorporation by reference in the registration statement (No. 333-179799) on Form S-8 of Guidewire Software, Inc of our report dated September 24, 2012, with respect to the consolidated balance sheets of Guidewire Software, Inc as of July 31, 2012 and 2011, and the related consolidated statements of operations, stockholders’ equity (deficit), cash flows, and comprehensive income (loss) for each of the years in the three-year period ended July 31, 2012, which report appears in the July 31, 2012 annual report on Form 10-K of Guidewire Software, Inc.

KPMG LLP

Santa Clara, CA

September 24, 2012